UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



                        Commission File Number: 000-26369

(Check One)       [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR


                        For Period Ended: March 31, 2005

                        [ ] Transition Report on From 10-K
                        [ ] Transition Report on From 20-F
                        [ ] Transition Report on From 11-K
                        [ ] Transition Report on From 10-Q
                        [ ] Transition Report on From N-SAR

              For the Transition Period Ended: ___________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

              NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
          THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

                   If the notification relates to a portion of
                     the filing checked above, identify the
                   Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                         REALITY WIRELESS NETWORKS, INC.
                             Full Name of Registrant

                            Former Name if Applicable

                        4906 Point Fosdick Dr., Suite 102
            Address of Principal Executive Office (Street and Number)

                          Gig Harbor, Washington 98335
                            City, State and Zip Code

                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|_| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K 20-F, 11-K, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Registrant was unable to file its Quarterly Report on Form 10-QSB for the period ended March 31, 2005 within the prescribed time period for the following reason: On May 16, 2005, the Registrant's publisher inadvertently filed the Registrant's Quarterly Report under the EDGAR filing tag "10-Q" and therefore the Registrant was unable to timely file its Quarterly Report under the correct EDGAR filing tag of "10QSB." Immediately following the filing of this Form 12B-25 the Registrant shall instruct its publisher to file the Registrant's Form 10-QSB for the period ended March 31, 2005.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.

David Otto, The Otto Law Group, PLLC: 206.262.9545

(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

|X| Yes |_| No


(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

|_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.

                         REALITY WIRELESS NETWORKS, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 17, 2005                         By: /s/  Steve Careaga
                                                ----------------------
                                                Name: Steve Careaga
                                                Its: CEO